Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

December 1, 2022

New York Community Bancorp, Inc.

102 Duffy Avenue,

Hicksville, New York 11801.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Securities Act”) of (i) 3,082,914 shares of common stock, par value $0.01 per share, of New York Community Bancorp, Inc., a Delaware corporation (the “Company”), issuable upon exercise and settlement, as applicable, of equity awards previously granted under the Flagstar Bancorp Inc. 2016 Stock Award and Incentive Plan (the “Flagstar Plan”), which were converted into equity awards of the Company in accordance with the terms of that certain Agreement and Plan of Merger, dated as of April 24, 2021, by and among the Company, 615 Corp., a direct, wholly owned subsidiary of the Company, and Flagstar Bancorp, Inc., a Michigan corporation, as amended by Amendment No. 1 thereto, dated as of April 26, 2022, and Amendment No. 2 thereto, dated as of October 27, 2022, and (ii) 4,197,129 additional shares of Common Stock, par value $0.01 per share, of the Company issuable under the Flagstar Plan (such shares issuable under the Flagstar Plan as described in the foregoing (i) and (ii), the “Securities”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose:s of this opinion.

Upon the basis of such examination, it is our opinion that when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Securities Act, the terms of the issuance of the Securities have been duly established in conformity with the Company’s Amended and Restated Certificate of Incorporation and the Flagstar Plan so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the Flagstar Plan, the Securities will be validly issued, fully paid and nonassessable.

New York Community Bancorp, Inc.	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP